EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization	Percentage Ownership
Infinity Discovery, Inc.	Delaware	100%
Infinity Security Corporation	Massachusetts	100%
Infinity Discovery UK Limited	United Kingdom	100%